Exhibit 10.21

SECOND AMENDMENT TO the

AGREEMENT REGARDING DEBT AND SERIES H PREFERRED STOCK

This Second Amendment to the Agreement Regarding Debt and Series H Preferred Stock (this “Amendment”), dated as of May 1, 2020, is entered into by and among FTE Networks, Inc., a Nevada corporation (the “Company”), Fred Sacramone (“Sacramone”) and Brian McMahon (“McMahon”).

WHEREAS, the Company has previously entered into that certain Agreement Regarding Debt and Series H Preferred Stock dated October 10, 2019, and that certain First Amendment to the Agreement Regarding Debt and Series H Preferred Stock dated November 8, 2019 (the Agreement, as amended by the First Amendment, being herein referred to as the “Agreement”);

WHEREAS, the parties hereto deem it mutually beneficial to amend the Agreement, as more particularly set forth in this Amendment;

WHEREAS, the parties previously signed a prior version of a Second Amendment to the Agreement Regarding Debt and Series H Preferred Stock on April 27, 2020, and this Amendment supersedes and replaces that prior version.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Amount of Remaining Indebtedness Outstanding. The parties acknowledge and agree that the amount outstanding under the Remaining Indebtedness was $28.0 million as of December 31, 2019 and is $22.0 million as of the date hereof, inclusive of all principal, interest, fees and charges.

2. Cancelation of Remaining Indebtedness. Sacramone and McMahon agree that to the extent not sooner paid, any remaining balance outstanding under the Remaining Indebtedness (including all principal, interest, fees and charges) will automatically, without the need for further action on the part of the Company or any other person, be absolutely and unconditionally released and forever discharged on the Termination Date, as defined below. The “Termination Date” shall be the date on which the NYSE American Exchange files a Form 25 with the Securities and Exchange Commission (“SEC”) delisting the Company’s common stock, but in no event shall the Termination Date be any sooner than July 1, 2020 or any later than October 1, 2020.

3. Forbearance. Sacramone and McMahon agree, on behalf of themselves and their executors, personal representatives, successors and assigns, to forbear from exercising any remedies against the Company and its affiliates in connection with the Remaining Indebtedness from now until the Termination Date.

4. Effect of Amendment. The parties to this Amendment hereby agree and acknowledge that except as provided in this Amendment, the Agreement shall remain in full force and effect and has not been modified or amended in any respect, it being the intention of the parties that this Amendment and the Agreement be read, construed and interpreted as one and the same instrument. The parties to this Amendment hereby agree and acknowledge that this Amendment supersedes and replaces the Second Amendment to the Agreement Regarding Debt and Series H Preferred Stock executed by the parties on April 27, 2020.

5. Miscellaneous. Sections 4.1 through 4.6 of the Agreement are applicable to this Amendment and are incorporated herein by reference.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned have executed this Amendment as of the date first set forth above.

COMPANY:

FTE NETWORKS, INC.
By:	/s/ Michael P. Beys
Name:	Michael P. Beys
Title:	Interim Chief Executive Officer

/s/ Fred Sacramone
FRED SACRAMONE

/s/ Brian McMahon
BRIAN MCMAHON

[Signature Page to the Second Amendment to the

Agreement Regarding Debt and Series H Preferred Stock]